Exhibit 10.1

Agreement made this 13th day of July 2026 by and between Regen BioPharma, Inc. (“Company”) and David R. Koos (“Koos”)

WHEREAS, On July 13, 2026 Koos signed an agreement where Regen agreed to issue 800 newly issued series N preferred stock in consideration as a bonus.

This instrument contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior agreements of the parties with respect to the subject matter hereof. It may be changed only by an agreement in writing signed by a party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

The terms and conditions of this Agreement shall be governed by and construed in accordance with the laws of the State or California. Any action to enforce this Agreement shall be brought in the state courts located in San Diego County, State of California.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Regen BioPharma, Inc	David R. Koos

/s/ David R. Koos	/s/ David R. Koos
David R. Koos
Chairman & CEO	Employee: David R. Koos
Date:7/13/2026	Date:7/13/2026